For Immediate Release

PRESS RELEASE

                                NTL INCORPORATED
                         ANNOUNCES PRIVATE PLACEMENT OF
                          SENIOR DEFERRED COUPON NOTES

     New  York,  New York  (April 8,  1999) - NTL  Incorporated  (Nasdaq:  NTLI;
Easdaq: NTLI.ED) announced that its subsidiary, NTL Communications Corp., had priced an issue of 330 million pounds sterling of 9-3/4% Senior Deferred Coupon Notes due 2009. The closing of the sale of the Notes is expected to occur on or about April 14, 1999. The Company intends to raise approximately 204.963 million pounds sterling of gross proceeds from the offering of the Notes.

     The Senior Deferred Coupon Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Senior Deferred Coupon Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside the United States in accordance with Regulation S under the Securities Act.


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For further information  contact:  John F. Gregg,  Managing Director - Corporate
Finance & Development; Michael A. Peterson, Director - Corporate Development; Bret Richter, Director - Corporate Development; or Richard J. Lubasch, Senior Vice President - General Counsel, at (212) 906-8440; in the UK: Alison Smith at 01252 402662; or via e-mail at investor_relations@ntli.com.